PRESS RELEASE                                                       Exhibit 99.1

                     Worldwide Medical Corporation Announces
       Filing in United States Bankruptcy Court, the District of Delaware,
                         for Protection Under Chapter 11

         LAKE FOREST, Calif--(BUSINESS WIRE)--Feb. 7, 2003--Worldwide Medical Corporation (OTCBB: WMED), www.wwmed.com, whose products include First Check(R) at Home Drug Tests, announced this afternoon that it has today filed a Chapter 11 petition with the United States Bankruptcy Court for the District of Delaware.

         The company cites a severe liquidity crisis and the absence of an available source of funding its ongoing operations as the principal reason for the need to file at this time. WMED has retained the law firm of Cozen O'Connor, Chase Manhattan Center, 1201 North Market Street, Suite 1400, Wilmington, Del., 19801 to represent the company in the proceedings.

         WMED expects to file a motion on Monday to approve a sale of substantially all of its assets, subject to Court approval after notice to all interested parties. During the expected 2-3 month sale process, WMED will be actively soliciting competing offers for WMED's assets. The company is negotiating an arrangement for debtor-in-possession financing.

         G. Wendell Birkhofer, WMED's interim CEO, stated: "It is unfortunate that the company could not find a solution for its liquidity problems outside of a bankruptcy proceeding, but we believe the sale process poses the best opportunity under the circumstances to maximize the enterprise value of WMED for the benefit of creditors and parties with an interest in WMED."

         WMED is in the process of notifying its creditors and shareholders of the action it has taken. All interested parties and regulatory agencies will also be promptly informed of the action.

         This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future results of operations and market opportunities that are based on
Worldwide Medical Corp.'s current expectations, assumptions, estimates and projections about the company and its industry. Investors are cautioned that actual results could differ materially from those anticipated by the forward-looking statements as a result of risks, competition and other factors. These factors, along with other potential risks and uncertainties are discussed in Worldwide Medical Corp.'s reports and other documents filed with the Securities and Exchange Commission. Worldwide Medical Corp. assumes no obligation to update the forward-looking information contained in this news release and encourages all potential investors to do their own due diligence and suitability analysis before any investment is made.

CONTACT: Worldwide Medical Corporation, Lake Forest
      G. Wendell Birkhofer or Kevin Gadawski, (949) 598-8378, Fax (949) 598-8757 or
      Cozen O'Connor, (302) 295-2000, Fax (302) 295-2013